Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of October 2, 2016, is entered into by and among First Commonwealth Financial Corporation (the “Buyer”), DCB Financial Corp (the “Company”), and each person executing this Agreement or a counterpart to this Agreement (each, a “Shareholder”).

RECITALS

A.           Pursuant to the terms of the Agreement and Plan of Merger dated as of the date hereof, by and between the Buyer and the Company (as the same may be amended or supplemented, the “Merger Agreement”), the Company will merge with and into the Buyer, with the Buyer continuing as the surviving entity (the “Merger”).

B.           As an inducement for the Buyer to enter into the Merger Agreement, the Buyer has required that each Shareholder enter into this Agreement.

AGREEMENT

In consideration of the Buyer’s and the Company’s performance under the Merger Agreement, each Shareholder agrees as follows:

1.            Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.            Effectiveness. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3.            Voting Agreement. From the date hereof until the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Shareholder irrevocably and unconditionally hereby agrees that at any shareholder meeting of the Company to approve the Merger Agreement and the transactions contemplated thereby or any adjournment or postponement thereof, Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) the voting shares of capital stock of the Company beneficially owned (as defined in Rule 13d–3 promulgated under the Securities and Exchange Act of 1934, as amended) by such Shareholder as of the date hereof along with all such shares over which the Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such Company shareholder meeting (together, “Owned Shares”): (a) in favor of (1) approval of the Merger Agreement and the transactions contemplated thereby and (2) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against (1) any action or agreement that would result in the inability of the Buyer to complete the Merger, the inability of the Company to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement and (2) other than the transactions contemplated by the Merger Agreement, any proposal that relates to an Acquisition Proposal without regard to the terms of such proposal. Shareholder represents and warrants and covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Shareholder hereby acknowledges that Shareholder is, in his or her capacity as a shareholder of the Company, bound by the restrictions set forth in Section 6.5 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal.

4.            Grant of Irrevocable Proxy; Appointment of Proxy. During the Support Period, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, the Buyer and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Shareholder as of the applicable record date in accordance with Section 3 of this Agreement; provided that each Shareholder grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Shareholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 4 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Shareholder be voted in accordance with Section 3 of this Agreement; provided, further, that any grant of such proxy shall only entitle the Buyer or its designee to vote on the matters specified by Section 3, and each Shareholder shall retain the authority to vote on all other matters. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement.

5.            Transfer Restrictions Prior to Merger. The Shareholder will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided that Shareholder may Transfer Owned Shares for estate planning purposes or to a charitable institution for philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement.

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6.            Cooperation. From time to time, at the reasonable request of the Buyer or the Company and without further consideration, Shareholder shall cooperate with the Buyer and the Company, at the Company’s expense, to make all filings and obtain all consents of Governmental Authorities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, Shareholder hereby (a) authorizes the Buyer and the Company to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), Shareholder’s identity and ownership of the Owned Shares, the nature of Shareholder’s obligations under this Agreement and any other information that the Buyer or the Company reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (b) agrees to promptly give to the Buyer and the Company any information the Buyer or the Company may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify the Buyer and the Company of any required corrections with respect to any information supplied by Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

7.            Application to Jointly Owned Shares. The Shareholder shall use his or her reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including but not limited to the restrictions on transfer set forth in Section 5. For purposes of this Agreement, “Jointly Owned Shares” means any voting shares of capital stock of the Company beneficially owned by the Shareholder as to which the Shareholder has joint or shared voting power with any other person or entity, including but not limited to such Shareholder’s spouse.

8.            Representations and Warranties. Each Shareholder represents and warrants to the Buyer that:

a.     this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms and no other action is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;

b.     if such Shareholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes a valid and legally binding agreement, of Shareholder’s spouse, enforceable in accordance with its terms;

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c.     the Owned Shares as of the date hereof are equal to the number of shares set forth next to each Shareholder’s name on Exhibit A attached hereto; and except as noted on Exhibit A attached hereto, Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to, free and clear of all pledges, liens, proxies, claims, charges and security interests, and full and exclusive power to vote, without restriction or limitation (e.g., free and clear of all preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever), the Owned Shares (other than any such shares that are transferred in the manner permitted by this Agreement);

d.     as of the date hereof, such Shareholder does not own beneficially or of record any equity securities of the Company other than the Owned Shares set forth opposite such Shareholder’s name on Exhibit A attached hereto;

e.     each Shareholder has not appointed or granted a proxy which is still in effect with respect to any Owned Shares, other than the proxy contained herein;

f.

i.	The execution and delivery of this Agreement by such Shareholder does not, and the performance of his obligations under this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not, (1) conflict with or violate any Law applicable to such Shareholder or by which the Owned Shares are bound or affected or (2) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on, any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Owned Shares are bound or affected; and

ii.	the execution and delivery of this Agreement by such Shareholder does not, and the performance of his obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party, court or arbitrator or any governmental entity, agency or official except (1) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended, or (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of such Shareholder to perform his obligations hereunder;

g.     Shareholder understands and acknowledges that the Buyer and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

9.            Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided however that the rights under this Agreement are assignable by the Buyer or the Company to any successor-in-interest.

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10.          Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of the Buyer and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the Buyer or the Company may be entitled (including monetary damages), each of the Buyer and the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that none of the Buyer, the Company or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.          Governing Law and Enforceability. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Ohio, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in any federal or state court located in the State of Ohio, and the parties each consent to the personal jurisdiction of the courts of the State of Ohio and the federal courts located in the State of Ohio. Each Shareholder agrees not to claim that the State of Ohio is an inconvenient place for trial.

12.          Individual Obligations. The obligations of each of the Shareholders under this Agreement are several and not joint. This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement.

13.          Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by the Buyer, the Company and the Shareholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.          Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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SIGNED as of the date first set forth above:

FIRST COMMONWEALTH FINANCIAL CORPORATION		DCB FINANCIAL CORPORATION

By:	/s/ T. Michael Price	By:	/s/ Ronald J. Seiffert
Name:	T. Michael Price	Name:	Ronald J. Seiffert
Title:	President and Chief Executive Officer	Title:	Chairman, President, and Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Voting Agreement]

SHAREHOLDERS:

By:	/s/ Jerome Harmeyer	By:	/s/ Adam Stevenson
Name:	Jerome Harmeyer	Name:	Adam Stevenson

By:	/s/ Bart Johnson	By:	/s/ Donald J. Wolf
Name:	Bart Johnson	Name:	Donald J. Wolf

By:	/s/ Dr. Gerald L. Kremer
Name:	Dr. Gerald L. Kremer

By:	/s/ Vicki J. Lewis
Name:	Vicki J. Lewis

By:	/s/ Tomislav Mitevski
Name:	Tomislav Mitevski

By:	/s/ Edward Powers
Name:	Edward Powers

By:	/s/ Ronald J. Seiffert
Name:	Ronald J. Seiffert

By:	/s/ Mark Shipps
Name:	Mark Shipps

[Signature Page to Voting Agreement]

SHAREHOLDERS:

By:	/s/ Michael A. Priest
Name:	Michael A. Priest

[Signature Page to Voting Agreement]

Exhibit A

Shareholder	Number of Owned Shares	Notes
Jerome Harmeyer	203,868

Includes: (i) 82,679 shares owned by a trust for which Mr. Harmeyer and his spouse serve as co-trustees with shared voting and dispositive power, and (ii) 59,197 shares owned by a trust for which Mr. Harmeyer and his spouse serve as co-trustees with shared voting and dispositive power.

Excludes: 513 shares owned by Mr. Harmeyer’s spouse, of which Mr. Harmeyer has no voting or dispositive power.

Bart Johnson	38,298	Includes 398 shares owned by children.
Dr. Gerald L. Kremer	15,189	N/A.
Vicki J. Lewis	38,922	Excludes 15,700 shares owned by spouse, of which Ms. Lewis has no voting or dispositive power.
Tomislav Mitevski	555,981	Includes 526,316 shares owned by DGD Group, Inc., for which Mr. Mitevski is the Executive Vice President and has shared voting and dispositive power.
Edward Powers	41,542	N/A.
Michael A. Priest	529,202	Includes 526,316 shares owned by JMAC, Inc., for which Mr. Priest is the President and Director and has shared voting and dispositive power.
Ronald J. Seiffert	146,702	Includes 1,840 shares owned by children.
Mark Shipps	47,339	N/A.
Adam Stevenson	20,966	Includes 14,718 shares owned jointly with spouse, of which Mr. Stevenson has shared voting and dispositive power.
Donald J. Wolf	33,173	Excludes 1,141 shares owned by spouse, of which Mr. Wolf has no voting or dispositive power.